Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hydro One Limited

We, KPMG LLP, consent to the use of our audit report dated February 11, 2020, on the consolidated financial statements of Hydro One Limited, which comprise the consolidated balance sheets as at December 31, 2019 and December 31, 2018, the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and the related notes, which is incorporated by reference in the short form base shelf prospectus which is part of the Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

December 9, 2020

Toronto, Canada